Exhibit 10.2

NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETITION, WORK PRODUCT OWNERSHIP AND DISPUTE RESOLUTION AGREEMENT

In consideration of your offer of employment as Chief Customer Officer with J. Crew Group, Inc. (“J. Crew”) and for other good and valuable consideration, receipt of which is hereby acknowledged, effective as of your first day of employment with J. Crew, you and J. Crew agree (this “Agreement”) as follows:

1.  Agreement Not to Disclose Confidential Information. In the course of your employment with or provision of services to J. Crew and its affiliates (collectively, the “Company”), you have and will have acquired and have had access to confidential or proprietary information, whether disclosed to you directly or indirectly in writing, orally, or through drawings or observation, about the Company, including but not limited to, trade secrets, know-how, methods, models, passwords, access to computer files, financial information and other business information and records, computer software programs, agreements and/or contracts between the Company and its vendors and suppliers, the Company’s merchandising, marketing and/or creative policies, practices, concepts, strategies, inventions, processes, technology, and methods of operations, inventory, pricing and price change strategies, possible new product lines, future merchandise designs, drawings, patterns, fabrication or fit information, internal policies, pricing policies and procedures, cost estimates, employee lists, training manuals, financial or business projections, unannounced financial data such as sales, earnings or capital requirements, possible mergers, acquisitions or joint ventures and information about or received from vendors and other companies with which the Company does business.  The foregoing shall be collectively referred to as “Confidential Information.”  You acknowledge that the Confidential Information is not readily available to the public and accordingly agree that during your employment or provision of services and thereafter, you will keep strictly confidential and not disclose any Confidential Information to anyone or use any of it for your own benefit or for the benefit of others, except in performing your duties as the Company’s employee or agent.  You agree that this restriction shall apply whether or not any such information is marked “confidential.”  Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company's agreement with such third party.

All memoranda, disks, data, files, notes, reports, lists, correspondence, drawings, sketches, materials, records or other documents, whether in electronic form or hard copy

(collectively, the “Material”) compiled by you or made available to you during your employment (whether or not the Material contains confidential information) or reproductions of any of the aforementioned items are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request.

2.  Agreement Not to Engage in Unfair Competition.  You agree that your position with J. Crew requires and will continue to require you to devote your full time and attention to furthering the Company’s business and require you to perform services that are special, unique, extraordinary and of an intellectual and/or artistic character, and which place you in a position of confidence and trust with the Company.  You further acknowledge that the rendering of your services to the Company necessarily requires the disclosure of Confidential Information and trade secrets of the Company.  You agree that in the course of your employment with or rendering of services to the Company, you may develop on behalf of the Company a special acquaintanceship and relationship with the vendors, customers of the Company, and other business associates of the Company and knowledge of their affairs, requirements and history of confidential dealings with the Company, and that your name and reputation may become closely associated with the goodwill and business of the Company.  Consequently, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company and to avoid consumer confusion in the future that you make the covenants contained herein.  Accordingly, you agree that:

(a)  while you are in the Company’s employ and for the period of twelve (12) months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company, within the United States or Canada (or any other country or territory (e.g., the United Kingdom, Hong Kong, and/or The People’s Republic of China) in which you assisted in the design or development of the Company’s products, brand or business during the last twelve months of your employment) render the same or substantially similar services (as an employee, officer, consultant, contractor, director, owner, partner, shareholder, joint venturer or otherwise) to any person or entity identified on Schedule A hereto (as may be updated by the Company and communicated to you from time to time) or any person or entity having a headquarters location within 120 miles of New York City, NY that is, or within twelve (12) months of the Termination Date (as defined below in Section 4) will be, competing with the Company in the design, manufacture, distribution, marketing, or retail sale of men’s, women’s and children’s apparel, shoes and/or accessories (“Competing Business”); and

(b)  while you are in the Company’s employ and for the period of eighteen (18) months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company recruit, hire, solicit, or employ as an employee or retain as a consultant any person who is then or at any time during the preceding eighteen (18) months was an employee of or consultant to the Company, or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

(c)  In the event that you leave the employ of the Company, you hereby grant consent to notification by the Company to your new employer of your rights and obligations under this Agreement.

3.  Ownership of Work Product.  You acknowledge and agree that all products, designs, strategies, business plans, marketing plans, artwork, original works of authorship, concepts, inventions, improvements, trade secrets, prototypes, samples, and all other materials developed by you (solely or jointly with others), or to which you have or will contribute, during your employment with the Company whether or not registerable under copyright or patentable (collectively, “Work Product”) are works made for hire and that the Company is the sole author and owner of the Work Product and the results and proceeds of the Work Product (including all intellectual property rights in the Work Product).  You further acknowledge and agree that Work Product includes that which you solely or jointly created or conceived, or to which you contributed, during or outside normal working hours, on or away from the Company’s premises, on a supervised or unsupervised basis, alone or with others.  You retain no rights in the Work Product and agree not to challenge the Company’s ownership of the Work Product and/or any rights embodied in the Work Product.  You also hereby irrevocably assign, grant and convey to the Company, without further consideration, all rights, title and interest now existing or that may exist in the future in and to the Work Product, including without limitation all intellectual property rights.  You also agree to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment.  In the event that you do not, for any reason, execute such documents within a reasonable time of the Company’s request, you hereby irrevocably appoint the Company as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest.  You shall not attempt to register any Work Product at the U.S. Copyright Office, the U.S. Patent & Trademark Office, any foreign copyright, patent, or trademark registry, or any domain name registry.  You further agree to assist the Company in every proper way to protect and enforce its rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and/or enforcing its rights relating to the Work Product.  If you have any rights, including, but not limited to, “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned (“Non-Assignable Rights”), you agree to waive enforcement worldwide of such rights against the Company.  If you have any such rights that cannot be assigned or waived, you hereby grant to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, and publicly display the Work Product in any medium or format, whether now known or later developed.  During the period of your employment and for six months after termination of your employment with J. Crew for any reason, you will promptly disclose to the Company any previously undisclosed Work Product, of which the Company did not have actual knowledge, with was authored, conceived or reduced to practice by you, or to which you contributed, either alone or jointly with others.

4.  Use of Name/Image/Likeness.  During the course of your employment with J. Crew, you further grant it the irrevocable and non-exclusive right and license to use and publish your name (in whole or in part), photograph, video, approved biography, actual and simulated likeness, signature and voice in connection with the Company’s sale, offering for sale, advertising and promotion of its goods and services in any media now or hereafter known throughout the world.  You waive any right that you may have to inspect or approve any content, goods, services, or materials containing your name or likeness and/or other matter that may be used in connection therewith.

5.  Termination Without Cause or for Good Reason. Should your employment be (a) terminated by the Company without “Cause” or through your resignation for “Good Reason”, both as defined below; and (b) the Company does not consent at your written request to waive any of the post-employment restrictions contained in Section 2(a) above, and (c) you execute and deliver to Company an irrevocable Separation Agreement and Release, within 60 days after your termination of employment (and any payment that constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (the “Code”) that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period), in a form acceptable to the Company,  the Company will (i) continue to pay your then-current base salary (“Ending Base Salary”), less all applicable deductions, according to the company’s normal payroll practices for the twelve (12) months immediately following your last date of employment (“Termination Date”) (collectively, the “Salary Continuation Payments”); (ii) pay you an amount equal to your actual annual bonus, if achieved (based on you and the Company achieving the performance metrics set by the Company’s Compensation Committee) for the fiscal year immediately prior to the fiscal year that includes the Termination Date, but only to the extent you remain continuously employed through the end of the prior fiscal year and such prior fiscal year bonus has not yet been paid as of the Termination Date, and (iii) pay you an amount equal to your target annual bonus, more specifically 75% of your annual base salary, payable in equal installments concurrent with your Salary Continuation Payments; and (iv) reimburse you for out-of-pocket COBRA payments paid by you to continue your group health benefits for such twelve-month period, provided you submit relevant supporting documentation to the company evidencing such payments. For purposes of clarity, the bonus payment(s) cited in this paragraph shall be in lieu of and replace any annual bonus payment or portion thereof that might otherwise be payable to you. Notwithstanding anything herein to the contrary, however, your right to receive the foregoing payments shall terminate effective immediately and be of no force and effect upon the date that you become employed or are retained by another entity as an employee, consultant or otherwise, with or without compensation (“New Employment”); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the period of your Salary Continuation Payments (“Severance Period”) whether or not paid during the Severance Period (“New Compensation”), is less than your Ending Base Salary, the Company will continue to pay you, in accordance with the regular payroll practices of the Company, an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis. In addition, your right to receive the COBRA reimbursements shall cease immediately upon your being eligible for coverage under another group health plan. You shall immediately notify the Chief Administration Officer of the Company upon obtaining New Employment and provide all information regarding compensation and medical coverage reasonably requested by the Company.  If you fail to so notify the Chief Administrative Officer, (a) you will forfeit your right to receive the payments described above (to the extent the payments were not theretofore paid) and (b) the company shall be entitled to recover any payments already made to you or on your behalf.

Notwithstanding the foregoing, in the event you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Internal Revenue Code of 1986, as amended (the

“Code”)) on the Termination Date and the Salary Continuation Payments to be paid to you within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Salary Continuation Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth above; (ii) any portion of the Salary Continuation Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth above; (iii) any portion of the Salary Continuation Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date or, if earlier, on the date of your death; and (iv) any portion of the Salary Continuation Payments that is payable after the Initial Payment Period shall be paid at the times set forth above.  It is intended that each installment, if any, of the payments and benefits, if any, provided to you under this Section 3 shall be treated as a separate “payment” for purposes of Section 409A of the Code.

“Cause” shall mean (i) indictment, conviction or admission of any crime involving dishonesty, violence, or moral turpitude (ii) willful misconduct or gross negligence in connection with the performance of your duties as a J. Crew employee, (iii) a material breach of this letter agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, or a breach of any representation or covenant provided herein, (iv) a fraudulent act or omission by you adverse to the reputation of J. Crew or any affiliate, (v) the disclosure by you of any confidential information of J. Crew to persons not authorized to know same, (vi) use of alcohol or drugs which interferes with your performance of your duties or compromises the integrity or reputation of the Company, (vii) excessive absence from work other than as a result of disability, (viii) a violation of or failure to comply with any J. Crew policy or the Company’s Code of Ethics and Business Practices; provided, however, that in the event of a termination under subsection (ii), (iii), (vi), (vii) or (viii), J. Crew must have given you 15 days’ written notice of the act or omission constituting Cause and an opportunity to cure.

For purposes of this Agreement, the term “Good Reason” shall mean (i) any act or actions by the Company that result in a material and continuing diminution in your position culminating in a reduction of more than one-third of your authority, duties and responsibilities over the span of a twelve month period, including without limitation an adverse change in your title; (ii) a material reduction by the Company in your base salary or annual bonus opportunity as in effect on the date of this Agreement; provided that, your annual base salary and/or annual bonus may be reduced if the annual base salaries and/or annual bonuses in effect for all or the majority of other senior executive officers of the Company are similarly reduced; or (iii) a relocation of your principal place of employment to more than fifty (50) miles from such principal place of employment as of the start of your employment, in each case without your written consent. For a termination to qualify as a termination of your employment for “Good Reason”, you must deliver to the Board a written notice specifically identifying in a reasonable detail the conduct of the Company which you believe constitutes “Good Reason” in accordance with this section within ninety (90) days of the initial occurrence of the event(s) you believe constitute “Good Reason” and provide the Board and/or Company at least thirty (30) days to remedy such conduct after receipt of such written notice, and to the extent not cured, you must terminate your employment within thirty (30) days after such failure to cure.

6.  Termination With Cause or Resignation of Employment. If the Company terminates your employment and such termination is for "Cause," as defined above, or if you resign your employment for any reason, then the Company shall pay you all wages due through the Termination Date. In the event of termination for Cause or your resignation without “Good Reason”, the Company will not pay any bonus, COBRA reimbursement, or Salary Continuation Payments set forth in Section 5 above, and the restrictions contained in Sections 1 and 2 above will remain in full force and effect unless waived by the Company.

7.  Term. The term of this agreement shall be three (3) years, beginning on the date signed by you, as set forth below, and terminating on the third anniversary of such date; provided however, that it shall automatically renew for further terms of one (1) year each upon the same terms and conditions herein, unless the Company provides written notice of non-renewal to you at least 30 days prior to the expiration of the initial term or any renewal term.

Notwithstanding the foregoing, in the event that your employment terminates prior to the expiration of any term, you shall remain subject to the post-termination restrictions contained in Sections 1, 2, 3, and 8 hereof and shall be entitled to the severance payment contained in Section 5 hereof provided that the terms and conditions applicable thereto have been satisfied.

8.  Dispute Resolution and Arbitration

(a)Except as provided in subparagraph (b) below, any and all justiciable controversies, claims or disputes that you may have against the Company and/or the Company may have against you arising out of, relating to, or resulting from your employment with the Company, or the separation of your employment with the Company, including claims arising out of or related to this Agreement, shall be subject to mandatory arbitration (“Mandatory Arbitration”) as set forth herein.   The mutual obligations by the Company and you to arbitrate differences provide mutual consideration for this Mandatory Arbitration provision.  Prior to commencing arbitration, if any such matter cannot be settled through negotiation, then the parties agree first to try in good faith to settle the dispute by mediation through a mediator selected by the mutual agreement of both parties.  If any such matters cannot be resolved by mediation within 30 days of the Company or you requesting mediation (or such longer period as to which you and the Company agree in writing), they shall be finally resolved by final and binding arbitration.  The parties shall select a neutral arbitrator and/or arbitration sponsoring organization by mutual agreement. If the parties are not able to mutually agree to an arbitrator and/or arbitration sponsoring organization, the arbitration will be held under the auspices of the American Arbitration Association (“AAA”), and except as otherwise provided in this Agreement, shall be in accordance with the then current Employment Arbitration Rules of the AAA, which may be found at www.adr.org or by using an internet search engine to locate “AAA Employment Arbitration Rules”).  The arbitrator, and not any federal, state or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Mandatory Arbitration provision. Subject to remedies to which a party to the arbitration may be entitled under applicable law, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. All arbitral awards shall be final and binding, and the arbitration will be conducted in the City of New York, New York, in accordance with the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). A judgment of a court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.

(b) You agree that any actual or threatened breach by you of the covenants and agreements set forth in Sections 1, 2, and 3 of this Agreement would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy.  Thus, without limiting Section 7 (a) herein, either party may pursue temporary and/or preliminary injunctive relief in a court of competent jurisdiction for specific performance of the restrictions or provisions in Sections 1, 2, and 3 of this Agreement, tortious interference with prospective employment and/or the protection of confidential information and/or trade secrets, prevention of unfair competition, or enforcement of post-employment contractual restrictions or rights related to same; provided, however, that all issues of final relief shall continue to be decided through arbitration, and the pursuit of the temporary and/or preliminary injunctive relief described herein shall not constitute a waiver of the parties’ agreement to arbitrate by any party. Both you and the Company expressly waive the right to trial by jury.

9.  Severability.  If any provision of this agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions.  Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

10.  At-Will Employment.  This agreement is limited to the foregoing terms and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes.  This agreement supersedes any and all prior agreements concerning the subject matter hereof, and any severance amounts or obligations of the Company to you referenced herein shall be in lieu of, and not in addition to, any such amounts or obligations in prior agreements.

11.  Governing Law.  Subject to the applicability of the Federal Arbitration Act as stated in Section 7 of this agreement, all other terms of this agreement and all other rights and obligations of the parties thereto shall be interpreted and governed by the laws of the state of New York.

12. Section 409A of the Code.  If any provision of this agreement (or any award of compensation or benefits provided under this agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code.

13.  Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and merges all prior discussions between the parties.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.

14.   Headings.  The headings and captions of the various sections and subdivisions of this Agreement are provided for convenience of reference only and will not affect its construction or interpretation.

15.  Successors and Assigns.  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns

AGREED TO AND ACCEPTED			J. Crew Group, Inc.

Signature:	/s/BILLY MAY	Signature:	/s/MICHAEL J. NICHOLSON
Name:	Billy May		Michael J. Nicholson
Chief Executive Officer

Date:	May 8, 2019	Date:	May 7, 2019

SCHEDULE A

Unless waived in writing by the Company, and without limiting the generality of the  restrictions on employment contained in section 2(a) above, those restrictions apply to employment with , among others, any entity doing business under any of the names set forth below, as well as their parent, subsidiary, and affiliate companies or joint venture partners, in the United States, Canada, the United Kingdom, Hong Kong, The People’s Republic of China and any other countries or territories in which you assisted in the design or development of the Company’s products, brand or business during the last twelve months of your employment:

Abercrombie & Fitch Co.

Aéropostale, Inc.

Amazon.com, Inc. (including but not limited to Shopbop)

American Eagle Outfitters, Inc.

Ascena Retail Group, Inc.

Bonobos, Inc.

Cole Haan LLC

Everlane, Inc.

Fast Retailing Co., Ltd. (including but not limited to Theory)

Gap, Inc.

J.Jill, Inc.

Lands’ End, Inc.

PVH Corp.

Ralph Lauren Corporation

The Talbots, Inc.

Tapestry, Inc.

Tory Burch LLC

Urban Outfitters, Inc.

Vince, LLC

Vineyard Vines, LLC

The foregoing list also includes any newly formed or organized entities, whether or not operated by one of the above companies, and all brands or divisions operated by any of the above companies, but only insofar as a listed entity or any other Competing Business require you to undertake the same or substantially similar services for it in an area of that business that meets the definition of Competing Business.